Exhibit 12a

                          UNISOURCE ENERGY CORPORATION
                Computation of Ratio of Earnings to Fixed Charges

                                            3 Months  9 Months
                                              Ended     Ended                   12 Months Ended
                                            ------------------  ------------------------------------------------
                                            Sept. 30  Sept. 30  Dec. 31,  Dec. 31,  Dec. 31,  Dec. 31,  Dec. 31,
                                              2005      2005      2004      2003      2002      2001      2000
--------------------------------------------------------------  ------------------------------------------------
                                                                           - Thousands of Dollars -
FIXED CHARGES:
  Interest on Long-Term Debt                $ 18,002  $ 58,098  $ 82,807  $ 80,844  $ 65,620  $ 68,678  $ 75,076
  Other Interest (1)                             833     2,502     2,098     3,709     2,123     1,287       219
  Interest on Capital Lease Obligations       20,078    59,225    85,912    84,080    87,801    90,559    92,869
--------------------------------------------------------------  ------------------------------------------------
TOTAL FIXED CHARGES                           38,913   119,825   170,817   168,633   155,544   160,524   168,164

NET INCOME                                    18,397    24,082    45,919   113,941    34,928    63,839    43,484

LESS:
  Extraordinary Income & Accounting Change -
    Net of Tax                                   -         -         -      67,471       -         470       -
--------------------------------------------------------------  ------------------------------------------------
NET INCOME FROM CONTINUING OPERATIONS         18,397    24,082    45,919    46,470    34,928    63,369    43,484

ADD (DEDUCT):
  (Income) Losses from Equity Investees         (452)      278    (7,121)    3,051     3,047    10,748     3,335
  Income Taxes                                10,936    16,588    33,946    12,082    17,962    49,109    16,199
  Total Fixed Charges                         38,913   119,825   170,817   168,633   155,544   160,524   168,164
--------------------------------------------------------------  ------------------------------------------------

TOTAL EARNINGS BEFORE TAXES
AND FIXED CHARGES                           $ 67,794  $160,773  $243,561  $230,236  $211,481  $283,750  $231,182
==============================================================  ================================================

RATIO OF EARNINGS TO FIXED CHARGES             1.742     1.342     1.426     1.365     1.360     1.768     1.375

(1) Excludes recognition of Allowance for Borrowed Funds Used During Construction.